Exhibit 10.1

August 15, 2008

Mr. Carl D. Grenz

19015 Crescent Bay Drive

Houston, Texas 77094

Dear Carl,

Endeavour International Corporation is pleased to offer you a position as Executive Vice President, Operations, based out of our office in London, reporting to William L. Transier, Chairman, CEO and President. The start date will be on or about November 1, 2008. You will be considered an expatriate and will be eligible for expatriate benefits in accordance with company policy.

For payroll and benefit purposes, you will be an employee of ADP TotalSource, a preferred-employer organization that provides human resources services to Endeavour. The purpose of this letter is to describe your compensation and benefits, and to document the terms and conditions of your position.

BASE COMPENSATION – Your base cash compensation will be $33,333.33 per month. During the course of your assignment you will be eligible for base salary increases, performance bonuses, equity grants or other forms of compensation. Such compensation is subject to board approval based on company and personal performance. As an expatriate, you will receive a cost of leaving allowance based on your salary level and family status.

EQUITY AWARD AT EMPLOYMENT – Upon your employment and following board approval, you will receive inducement grants of 200,000 shares of restricted stock and an award of 200,000 stock options that will vest in one-third increments over a three-year period from the issue date. In addition, you will receive inducement grants of 100,000 shares of restricted stock and an award of 50,000 stock options that will vest one year from the issue date. At the vesting date, the value of the shares is treated as compensation subject to taxation. If your employment is terminated or you elect to leave the company before the vesting date of the shares, you forfeit the right to these awards.

BENEFITS COVERAGE – You will be eligible for U.S. benefits on the first of the month following your date of employment. Based on a hire date of November 1, 2008, you will be eligible for benefit coverage on that date. The U.S. benefit package includes group medical, dental, vision, long-term disability and life insurance coverage. In addition, you will be covered under our private medical insurance policy in the United Kingdom.

RELOCATION – Endeavour will provide relocation benefits to you in accordance with the company’s relocation policy. This will include home sale assistance, shipment of personal and household goods, furnished housing and paid utilities, cost-of-living adjustment, tax equalization and tax preparation services, immigration documents and an annual home visit.

August 15, 2008

Carl D. Grenz

VACATION – You qualify for four weeks of vacation each year consistent with company policies.

Carl, on behalf of Bill Transier and the rest of the management group, we look forward to having you as a member of the Endeavour executive team. We are confident that your experience and knowledge will be an asset to the organization. Please feel free to contact me at (713) 307-8734 if you have any questions.

Sincerely,

/s/ Tricia G. Young

Tricia G. Young

Director, Human Resources